Exhibit 10.5

FIRST AMENDMENT
TO THE STILWELL FINANCIAL INC.
401(k), PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN

     The Stilwell Financial Inc. 401(k), Profit Sharing and Employee Stock Ownership Plan, as restated effective November 1, 2001 (the “Plan”) is hereby amended as follows, effective January 1, 2002:

1.	Section 1.33 of the Plan is amended by adding the following paragraph to the end of Section 1.33 as follows:

Notwithstanding the foregoing provisions of this Section 1.33, the Accrued Benefit of each Participant affected by a partial termination of the Plan due to a reduction in force program shall be fully vested and 100% nonforfeitable. For purposes of this Section 1.33, a Participant shall be considered affected by a reduction in force program if such Participant’s employment with an Employer is terminated by an Employer as the result of and as part of a formally announced reduction in force program. A Participant shall not be considered affected by a reduction in force program if the Participant’s employment with the Employer is terminated due to death, disability, voluntary termination of employment or any involuntary termination of employment initiated by an employer with or without cause, inadequate job performance, or any other reason that is unrelated to a formal reduction in force program.

2.	Except as amended above, the Plan shall remain in full force and effect.

     IN WITNESS WHEREOF, Stilwell Financial Inc. has executed this First Amendment in Kansas City, Missouri, as of this 3rd day of December, 2001.

Stilwell Financial Inc.
	By:	/s/ Gwen Royle VP - Legal
ATTEST:
[SIG]

Second Amendment to the
Stilwell Financial Inc. 401(k), Profit Sharing and
Employee Stock Ownership Plan

The Stilwell Financial Inc. 401(k), Profit Sharing and Employee Stock Ownership Plan, as restated effective November 1, 2001, as previously amended (“the Plan”) is hereby amended, effective January 1, 2002 for items 1 through 7, and effective July 1, 2002 for items 8 through 10, as follows;

1.	Section 5.05 Financial Hardship Withdrawals is amended by deleting subsection (e) and substituting the following:

(e)	Safe Harbor

No withdrawal may be made until the Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available to the Participant under all plains maintained by the Employer.

2.	Section 5.06 Limitation on Distributions from Elective Contributions Accounts is amended by deleting subsection (g) and substituting the following:

(g)	distribution upon severance from employment shall apply to distributions after December 31, 2001. However. such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that requite a separation from service before such amounts may be distributed. Notwithstanding the foregoing, if there is a transfer of Plan assets relating to any portion of a Participant’s benefit under the Plan to a plan of a successor employer, then such Participant shall be treated as not having a severance from employment with the employer maintaining the plan that covers the Participant. Such transfer of plan assets shall not include a rollover or elective transfer.

3.	Section 7.03 Disability Retirement is amended by deleting the second paragraph and substituting the following:

Disability means the determination by the Plan Administrator that a Participant is unable by reason of any medically determinable physical or mental impairment to perform the usual duties of the Participant’s employment or of any other employment for which the Participant is reasonably qualified based upon the Participant’s education, training and expertise for an indefinite period which the Plan Administrator considers will be of long continued duration.

4.	Article 12 Top-Heavy Definitions is amended by adding the following initial paragraph before Section 12.01:

The following shall apply for purposes of determining whether the Plan is a Top-Heavy Plan under Code Section 416(g) for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefit requirements of Code Section 416(g) for such years.

5.	Section 12.01 Top-Heavy Definitions is amended by deleting subsection (f) Plan Distributions in its entirety and substituting the following:

(f)	Plan Distributions

The Present Value of Accrued Benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the Plan Distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the 1 -year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the Case of a Plan Distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

6.	Section 12.01 Top-Heavy Definitions is amended by deleting subsection (g) Present Value of Accrued Benefit and substituting the following:

(g)	Present Value of Accrued Benefit

In the case of a defined benefit plan, a Participant’s Present Value of Accrued Benefit, for Top-Heavy determination purposes, will be determined using the following rules:

(1)	The Present Value of Accrued Benefit will be determined as of the most recent “valuation date” within a 12-month period ending on the Determination Date.

(2)	For the first Plan Year, the Present Value of Accrued. Benefit will be determined as if (A) the Participant terminated service as of the Determination Date; or (B) the Participant terminated service as of the valuation date, but taking into account the estimated Present Value of Accrued Benefits as of the Determination Date.

(3)	For any other Plan Year, the Present Value of Accrued Benefit will be determined as if the Participant terminated service as of the valuation date.

(4)	The valuation date must be the same date used for computing the defined benefit plan minimum funding costs, regardless of whether a calculation is performed that plan year.

5.	A Participant’s Present Value of Accrued Benefit as of a Determination Date will be the sum of:

	(A)	the present value of the Participant’s Accrued Benefit determined using the actuarial assumptions which are specified below; plus

	(B)	any Plan Distributions made within the Plan Year that includes the Determination Date or within the four preceding Plan Years; plus

	(C)	any employee contributions, whether voluntary or mandatory. However, amounts attributable to qualified voluntary employee contributions, as defined in Code Section 219(e)(2) will not be considered to be a part of the Participant’s Present Value of Accrued Benefit.

For purposes of this Section, the present value of a Participant’s Accrued Benefit will be equal to the greater of the present value determined using the actuarial assumptions which are specified in the defined benefit plan or the present value determined using the Applicable Interest Rate and the Applicable Mortality Table.

The Applicable Interest Rate is the rate equal to the annual rate of interest on 30-year Treasury securities for the month of November preceding the first day of the year of distribution or such other time as the Secretary of the Treasury may by regulations prescribe.

The Applicable Mortality Table is the table based on the mortality rates in Revenue Ruling 95-6 or such other table as the Secretary of the Treasury may later prescribe.

6.	Solely for the purpose of determining if this Plan (or any other plan included in a Required Aggregation Group of which this Plan is a part) is Top-Heavy, the Accrued Benefit of any Employee other than a Key Employee will be determined under

(A)	the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Employer or any Related Employer, or

(B)	if there is no such method, as if the benefit accrued no more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Code Section 411(b)(1)(C).

7.	Section 12.02 Minimum Benefit for a Top-Heavy Plan is amended by adding the following subsection (c) Minimum Benefits:

(c)	Minimum Benefits

Employer matching contributions will be taken into account for purposes of satisfying the minimum contribution requirements of Code Section 416(c)(2) and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan, or if the Plan provides that the minimum contribution requirement will be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements will be treated as matching contributions for purposes of the Actual Contribution Percentage Test and other requirements of Code Section 401(m).

8.	Section 3.01 Employee Pre-tax Contribution Account is amended by deleting subsection 3.01(b)(l) and substituting the following:

(1)	Amount of Contribution

Each Participant may elect, pursuant to a Payroll Withholding Agreement, to make an Employee Pre-Tax Contribution not to exceed seventy-five (75) percent of the Participant’s Compensation. Such contribution will be designated as a whole percentage of Compensation or a whole dollar amount. Each Participant may elect to have two Payroll Withholding Agreements: (a) the regular Payroll Withholding Agreement, which will apply to base compensation and overtime compensation; and (b) the bonus Payroll Withholding Agreement, which will apply to all compensation other than base compensation and overtime compensation (by way of illustration and not as a limitation, bonus compensation, incentive compensation and performance compensation). If a Participant does not elect to have two Payroll Withholding Agreements, a single Payroll Withholding Agreement will apply to all Compensation.

9.	Section 4.04 ESOP Diversification is amended by deleting the entire section and substituting in its place the following:

4.04 ESOP Diversification

Except as provided in this Section 4.04, a Participant does not have the right to direct the Trustee with respect to the investment or reinvestment of the assets comprising the Participant’s ESOP Stock Bonus Contributions Account.

(a)	Each Participant who is or becomes 100% vested in the Participant’s ESOP Stock Bonus Contributions Account, in accordance with Section 1.33, may direct the Trustee as to the investment of 50% of the value of the Participant’s Accrued Benefit attributable to Employer Securities (the Eligible Accrued Benefit).

(b)	Each Participant who obtains age 55 or older and who is or becomes 100% vested in the Participant’s ESOP Stock Bonus Contributions Account, in accordance with Section 1.33, may direct the Trustee as to the investment of 100% of the value of the Participant’s Accrued Benefit attributable to Employer Securities (the Eligible Accrued Benefit).

(c)	The Plan Administrator shall maintain records which indicate the Eligible Accrued Benefit of each Participant.

(d)	Each Participant who elects to diversify pursuant to this Section 4.04 may direct the investment in the same manner as described in Section 4.02. Once diversified, the Participant may not direct the investment of the diversified amount to acquire Employer Securities.

10.	Section 7.07 Timing and Form of Benefit Payments is amended by deleting the first paragraph in 7.07 (b) and substituting the following:

(b)	Form of Benefit Payment

The form of benefit will be a single sum payment, However’ the single sum payment requirement shall apply independently to distributions of Employer Securities and distribution of all assets other than Employer Securities, so as to enable a Participant to obtain a distribution of all Employer Securities in the Participant’s Account while deferring distribution of all assets other than Employer Securities, or vice–versa. No partial distributions of Employer Securities or assets other than Employer Securities shall be allowed.

All distributions of Employer Securities in a Participant’s account shall be made in-kind in the form of Employer Securities. A Participant may, however, elect to receive distributions in cash based on the fair market value of the Employer Securities as of the Valuation Date corresponding to the distribution or in combination of cash and Employer Securities. Any fractional share of an Employer Security shall be paid in cash.

IN WITNESS WHEREOF, the Employer, has caused this instrument to be executed as of the date specified below.

STILWELL FINANCIAL INC

Dated:	March 12, 2002	By:	/s/ Gwen E. Royle

		Its:	Vice President — Legal

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